Exhibit 99.1

Valley Financial Corporation▲
________________________________________________________

FOR RELEASE 4:00 p.m. January 31, 2011

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS RECORD EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2010

ROANOKE, VIRGINIA (January 31, 2011) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for 2010 and reported record net income of $3.5 Million, a 161% increase in earnings as compared to 2009.

For the year ended December 31, 2010, the Company reported net income of $3.5 million compared to a net loss of $5.7 million for the same period last year, an increase of $9.2 million.  After the dividend on preferred stock and accretion of discounts on warrants, net income available to common shareholders year-to-date was $2.5 million, or $0.54 per diluted common share, as compared to a net loss to common shareholders of $6.6 million, or ($1.42) per diluted common share, for the same period last year.   The Company’s earnings for the year produced an annualized return on average total assets of 0.46% and an annualized return on average shareholder’s equity of 6.49%.  The book value of the Company’s common stock increased to $8.45 per share as of December 31, 2010, up 9.0% over the $7.75 per share book value as of a year earlier. Loan loss provisions decreased substantially in comparison to the prior year period, from $15.2 million in 2009 to $1.1 million in 2010.

Net income for the three-month period ending December 31, 2010 was $342,000 compared to net loss of $2.7 million for the same period last year.  After deducting the dividends and discount accretion on preferred stock, net income available to common shareholders for the three-month period ended December 31, 2010 amounted to $101,000 compared to net loss to common shareholders of $3.0 million for the same period last year. Diluted earnings per share for the three-month period ended December 31, 2010 were $0.02 compared to ($0.63) for the fourth quarter of 2009.  Valley Financial’s earnings for the fourth quarter 2010 produced an annualized return on average total assets of 0.17% and an annualized return on average shareholders’ equity of 2.43%.  The fourth quarter 2010 results were impacted primarily by new specific reserves on impaired loans and expenses on foreclosed assets.

CEO Gutshall said, “We are obviously quite pleased with our record earnings performance for 2010.  Improving credit quality remains the primary focus of senior management and we are pleased to report that during 2010 we have successfully resolved several problem loan situations that resulted in a reduction in the level of reserves required. Fourth quarter earnings would have been in line with previous 2010 quarters had we not added new specific reserves of over $1.3 million within our real estate construction and development portfolio, however, we are optimistic that the largest loan problem in this group, which amounted to roughly $500,000 of this amount, will be resolved in the very near term without loss.”

Capital Levels Remain Strong

Valley Financial Corporation’s risk based capital levels remain well above regulatory standards for well-capitalized banks.  Tier 1 risk-based and total risk-based capital ratios were 12.11% and 13.37%, respectively, at December 31, 2010 compared to 12.36% and 13.62% reported at September 30, 2010.   The slight decline is due primarily to the investment of overnight cash holdings (at 0% risk-weighting) into the investment portfolio (20% risk-weighting).

Nonperforming Asset Levels and Credit Losses Decrease

The Company’s ratio of non-performing assets as a percentage of total assets decreased 79 basis points to 3.98% as of December 31, 2010, as compared to 4.77% as of September 30, 2010.  Non-performing assets decreased from $37.3 million at September 30, 2010 to $30.6 million at December 31, 2010.  Non-performing assets consisted of non-accrual loans of $12.2 million, foreclosed assets of $16.1 million, and loans totaling $2.3 million that were past due greater than 90 days.  The Company anticipates full payment of all past due amounts.  The Company’s ratio of non-performing assets to total assets was 4.36% one year earlier.

Net charge-offs as a percentage of average loans receivable increased slightly to 0.13% for the fourth quarter of 2010, compared to 0.07% for the third quarter of 2010, but decreased significantly compared to the 0.69% for the same quarter in the prior year.  Net charge-offs for the quarter ended December 31, 2010 were $689,000, in comparison to $374,000 for the third quarter of 2010 and $4.0 million for the same quarter one year ago.

The Company recorded provisions for potential loan losses of $1.0 million for the fourth quarter of 2010, a decrease of $4.3 million as compared to the same period last year.  During the fourth quarter of 2010:
•
the Company added new specific reserves totaling $1.3 million on commercial real estate, residential real estate and construction and development relationships as a result of continued market devaluation; and

•	the Company reversed $347,000 in specific reserves relating to two impaired loan relationships based upon updated appraisal information.

As a result of the above, the ratio of allowance for loan losses as a percentage of total loans increased slightly from 1.98% at September 30, 2010 to 2.02% at December 31, 2010.  At December 31, 2010, the Company’s total reserves amounted to $11.0 million, of which $1.3 million are specific reserves on our impaired loans and $9.7 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  Total reserves represented 90% of the nonaccrual loan balances as of December 31, 2010, an increase from the 65% coverage of nonaccrual loans as of September 30, 2010. CEO Gutshall commented, “We have experienced some positive results in workouts of our problem loan portfolio and the impact has directly affected our provisioning levels for 2010.  We are extremely pleased with the significant reduction in our non-performing assets and believe we are well positioned to see continued improvement in 2011.”

Strong Balance Sheet and Deposit Growth

At December 31, 2010, Valley Financial’s total assets were $767.6 million, total deposits were $627.4 million, total loans stood at $544.3 million and total shareholders' equity was $53.9 million. Compared with December 31, 2009, the Company experienced increases of $53.9 million or 7.5% in total assets and $74.5 million or 13.5% in total deposits, while total loans decreased $26.7 million or 4.7% over the twelve-month period.   Average loans for the fourth quarter of 2010 were $546.7 million, up 2% or $10.6 million as compared to the third quarter of 2010 while average securities were $137.9 million, up $30.5 million, or 28.4%, as compared to the third quarter of 2010.  Average deposits were $627.7 million, up $8.6 million or 1.4% as compared to the third quarter of 2010.

CEO Gutshall stated, “We have been extremely successful in growing our core deposit base during the past two years as a result of our innovative and exciting suite of products and exceptional level of service offered to our customers.  While loan growth did slightly tick upward during the fourth quarter, we have yet to see a resounding flow of high quality loan demand.  As a result, we believe loan growth will remain relatively stagnant in 2011. Our plan for 2011 incorporates growing our capital base at a pace exceeding the rate of asset growth in order to  position the Company to begin repayment of the  preferred stock associated with the U.S. Treasury Departments’ Capital Purchase Program from retained earnings in increments of 25% of the amount outstanding, or approximately $4 million in 2012.”

Net Interest Income Improves

The Company’s net interest income was $5.8 million for the three months ended December 31, 2010 compared to $5.2 million reported for the same period last year, an increase of 12.2%.  The Company’s net interest margin was 3.14% for the three months ended December 31, 2010, up 14 basis points compared to the 3.00% reported for the same period last year and up 32 basis points compared to the 2.82% reported for the linked quarter.   The increase in net interest margin during the fourth quarter is due primarily to the impact of the cost of funds reduction strategy implemented which resulted in a cost of funds decrease of 26 basis points from 1.69% for the third quarter 2010 to 1.43% for the fourth quarter 2010.  Additionally, the Company’s yield on earning assets increased by 3 basis points during the same period due to the investment of overnight cash holdings into the investment portfolio.  Liquid assets maintained in interest bearing accounts averaged $61.6 million in the fourth quarter of 2010 compared to an average of $83.1 million in the third quarter of 2010 and compared to an average of $30.6 million during the same period last year.

Core Noninterest Income Improves

Noninterest income increased $138,000 for the three-month period ended December 31, 2010, or 23.5%, compared to the same period last year, from $587,000 to $725,000.  Included in noninterest income for the fourth quarter of 2009 were gains of $50,000 realized on the sale of securities, as compared to $0 in gains recorded on the sale of securities for the fourth quarter of 2010.  Excluding these gains, noninterest income increased $188,000, or 35.0%, from the prior year period.  Specific items to note are as follows:
•	Service charge revenue increased by $24,000, or 7.6%;

•	Brokerage fee income from Valley Wealth Management Services increased $43,000, or 100%; and
•	Valley Bank Mortgage’s revenue from the sale of mortgages into the secondary market increased $85,000, or 340%.

Operating Costs Increase

Non-interest expense for the fourth quarter of 2010 totaled $5.1 million, up $386,000 or 8.2% as compared to the $4.7 million recorded for the quarter ended December 31, 2009.  Compensation expense increased by $342,000 or 16.9% primarily due to profit-sharing awards earned by all employees and booked during the fourth quarter based on exceptional performance against budget.  Insurance expenses increased by $91,000 or 26.5% due to increased FDIC insurance premiums. The Company’s efficiency ratio for the three- and twelve-month periods of 2010 was 75.31% and 72.97%, respectively, as compared to 78.22% and 70.49%, respectively, for the same periods last year.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1323 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

(in thousands)	Year Ended 12/31/10
Net interest income, non tax-equivalent	$21,068

Less: tax-exempt interest income	(563)
Add: tax-equivalent of tax-exempt interest income	853

Net interest income, tax-equivalent	$21,358

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	12/31/10	12/31/09
Assets
Cash and due from banks	$4,318	$8,179
Interest-bearing deposits in banks	19,994	23,699
Federal funds sold	-	-
Investment securities:
Securities available-for-sale	145,894	70,485
Securities held-to-maturity	7,634	11,991
Restricted equity securities	5,661	6,172
Total investment securities	159,189	88,648
Loans	544,294	571,021
Less: allowance for loan losses	(11,003)	(14,630)
Net loans	533,291	556,391

Foreclosed assets, net	16,081	2,513
Premises and equipment, net	7,736	7,742
Bank owned life insurance	14,475	12,930
Accrued interest receivable	2,274	2,498
Other assets	10,230	11,125
Total assets	$767,588	$713,725

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$17,768	$17,629
Interest-bearing deposits	609,644	535,299
Total deposits	627,412	552,928

Securities sold under agreements to repurchase	17,296	21,304
FHLB borrowings	48,000	68,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	4,456	3,458
Total liabilities	713,660	662,186

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	15,494	15,336
Common stock, no par value; 10,000,000 shares authorized; 4,680,251 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	23,542	23,369
Retained earnings	16,011	12,878
Accumulated other comprehensive income	(1,119)	(44)
Total shareholders’ equity	53,928	51,539
Total liabilities and shareholders’ equity	$767,588	$713,725

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	3 Months Ended		12 Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Interest Income:
Interest and fees on loans	$7,356	$7,711	$29,184	$30,349
Interest on securities	1,024	883	3,734	3,862
Interest on deposits in banks	36	18	127	28
Total interest income	8,416	8,612	33,045	34,239
Interest Expense:
Interest on deposits	1,896	2,597	9,008	10,919
Interest on short-term borrowings	202	136	923	477
Interest on long-term borrowings	399	592	1,626	2,467
Interest on junior subordinated debentures	95	93	376	475
Interest on federal funds purchased and Repos	11	14	44	77
Total interest expense	2,603	3,432	11,977	14,415
Net interest income	5,813	5,180	21,068	19,824
Provision for loan losses	1,022	5,307	1,127	15,179
Net interest income (loss) after provision for loan losses	4,791	(127)	19,941	4,645

Noninterest Income:
Service charges on deposit accounts	338	314	1,341	1,189
Income earned on bank owned life insurance	138	132	545	540
Mortgage fee income	110	25	252	102
Brokerage fee income	86	43	353	199
Realized gain on sale of securities	-	50	-	1,019
Other income	53	23	312	186
Total noninterest income	725	587	2,803	3,235
Noninterest Expense:
Compensation expense	2,362	2,020	8,442	7,627
Occupancy and equipment expense	396	373	1,581	1,603
Data processing expense	265	266	1,085	1,029
Advertising and marketing expense	68	80	371	296
Insurance	434	343	1,593	1,355
Audit fees	25	50	205	218
Legal	94	123	384	586
Franchise tax expense	124	106	494	425
Deposit expense	118	134	461	425
Loan expenses	63	93	278	357
Computer software expense	90	102	386	427
Consulting fees	110	74	422	334
Foreclosed asset expenses, net	636	636	973	904
Other expense	326	325	1,258	1,243
Total noninterest expense	5,111	4,725	17,933	16,829
Income (loss) before income taxes	405	(4,265)	4,811	(8,949)
Income tax expense	63	(1,544)	1,318	(3,263)
Net income (loss)	$342	$(2,721)	$3,493	$(5,686)

Preferred stock dividend and accretion of preferred stock discount	241	231	959	947
Net income (loss) available to common shareholders	$101	$(2,952)	$2,534	$(6,633)

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	3 Months Ended		12 Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09

PER COMMON SHARE
Earnings per share – basic	$0.02	$(0.63)	$0.54	$(1.42)
Earnings per share – diluted	$0.02	$(0.63)	$0.54	$(1.42)
Book value			$8.45	$7.75

FINANCIAL RATIOS
Return on average assets	0.17%	(1.49%)	0.46%	(0.81%)
Return on average shareholders’ equity	2.43%	(19.54%)	6.49%	(10.03%)
Net interest margin (FTE)	3.14%	3.00%	2.97%	2.99%
Efficiency - Consolidated	75.31%	78.22%	72.97%	70.49%
Efficiency – Bank only	73.53%	76.46%	70.89%	68.69%
Total risk based capital – Consolidated			13.37%	13.01%
Total risk based capital – Bank only			12.32%	11.88%
Net charge-off to average loans	0.13%	0.69%	0.86%	1.41%

ALLOWANCE FOR LOAN LOSSES
Beginning balance			$14,630	$7,592
Provision for loan losses			1,127	15,179
Charge-offs			(4,937)	(8,187)
Recoveries			183	46
Ending balance			$11,003	$14,630

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.98%	4.36%
Allowance for loan losses to total loans			2.02%	2.56%
Allowance for loan losses to nonaccrual loans			89.8%	51.2%

COMPOSITION OF RISK ASSETS
Nonperforming assets:
90 days past due			$2,244	$24
Nonaccrual			12,242	28,568
OREO/Repos			16,081	2,513
Troubled Debt Restructurings			-	-
Total nonperforming assets			$30,567	$31,105